Exhibit 99-2





                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the fiscal years ended              December 31, 1998

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                               FOR UNION EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 CMP GROUP, INC.
                                 83 EDISON DRIVE
                              AUGUSTA, MAINE 04336

                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                              REQUIRED INFORMATION


The following financial statements shall be furnished for the plan:

                                                                     Page No.
(a) Financial Statements

    Report of Independent Public Accountants                             F-1

    Statements of Net Assets Available for Benefits                      F-2

    Statement of Changes in Net Assets Available for Benefits   F-3, through F-5

    Notes to Financial Statements                               F-6 through F-12

    Supplemental Schedules:
         I   - Item 27a Schedule of Assets Held for Investment   S-1 through S-2
               Purposes at December 31, 1998
        II   - Item 27d Schedule of Reportable Transactions for          S-3
               the Year Ended December 31, 1998

(b) Exhibits

    Consent of Independent Public Accountants                            E-1

    Signature                                                            E-2

                        Report of Independent Accountants

To the Board of Directors of
Central Maine Power Company

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Central Maine Power Company Employee Savings and Investment Plan for Union Employees (the "Plan") at December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for benefits of each fund. These supplemental schedules and fund information are the responsibility of the Plan's management. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


PricewaterhouseCoopers LLP
June 25, 1999

                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees


                 Statements of Net Assets Available for Benefits



                                                          As of December 31,
                                                          1998          1997
Assets:
  Investments at Fair Value:
      Retirement Government Money Market Portfolio  $  2,003,102   $ 1,637,718
      Fidelity Balanced Fund                           3,029,219     2,698,546
      Fidelity Magellan Fund                          10,790,829     8,103,782
      Spartan U.S. Equity Index Fund                  11,439,355     8,505,633
      Fixed Income Contract Portfolio                  1,577,447     1,818,214
      Fidelity Intermediate Bond Fund                          -       122,168
      Asset Manager Income Fund                                -       292,857
      Asset Manager Fund                                       -       867,044
      Asset Manager Growth Fund                        2,839,666     1,897,778
      Central Maine Power Company Stock Fund           6,341,558     5,326,051
      PIMCO Total Return Bond Fund                       401,935             -
      MAS Value Fund                                     232,357             -
      Neuberger & Berman Genesis Trust                   540,001             -
      Vanguard PRIMECAP                                1,184,980             -
      Invesco Total Return                               248,977             -
      Fidelity Diversified International                 325,614             -
      Loans Due from Participants                      1,064,342     1,132,018
                                                     -----------   -----------

         Total Investments                            42,019,382    32,401,809

  Receivables:
      Dividends on Company Stock                          69,184        74,717
      Accrued Interest                                       846         3,610
                                                   -------------  ------------
         Total Receivables                                70,030        78,327
                                                   -------------  ------------

         Total Assets                                 42,089,412    32,480,136
                                                      ----------    ----------

Liabilities:
      Accounts Payable                                  (300,843)     (224,097)
                                                    ------------   -----------
         Total Liabilities                              (300,843)     (224,097)
                                                    ------------   -----------

Net Assets Available for Benefits                    $41,788,569   $32,256,039
                                                      ==========    ==========

The accompanying notes are an integral part of these financial statements.

                           Central Maine Power Company
                      Employee Savings and Investment Plan
                               For Union Employees

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1998

                                           Retirement                                                     Fixed
                                           Government      Fidelity       Fidelity      Spartan U.S.      Income          Fidelity
                                          Money Market     Balanced       Magellan      Equity Index     Contract       Intermediate
                                          Portfolio         Fund           Fund            Fund         Portfolio         Bond Fund
 Additions:
   Investment Income
      Net Appreciation
        on Fair Market Value                $       -      $ 222,043    $ 2,186,571     $ 2,228,445              -         $    412
      Dividend on Company Stock                     -              -              -               -              -                -
      Interest and Dividends                   88,383        287,582        496,976         216,304         93,931              978
      Interest on Loans                         7,968          6,764         29,826          17,326              -              110
   Contributions
      Participants'                           152,640        236,438        628,604         577,625              -            2,779
      Employer's                                    -              -              -               -              -                -
   Other                                        9,580              -              -               -                               -
                                     -----------------------------------------------------------------------------------------------
        Total Additions                       258,571        752,827      3,341,977       3,039,700         93,931            4,279
 Deductions:
   Benefits Paid to participants             (217,157)       (23,598)      (185,060)       (122,135)       (97,107)               -
   Loan Repayments                             50,921         52,731        180,133         135,081              -              385
   Loan Withdrawals                           (53,964)       (46,512)      (203,137)        (93,024)       (23,529)          (1,529)
   Other                                            -              -         (4,694)         (2,262)        (3,190)               -
                                     -----------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer           38,371        735,448      3,129,219       2,957,360        (29,895)           3,135

 Interplan Transfers                          (14,310)       (24,252)       (92,942)       (110,245)        (2,807)            (486)
 Interfund Transfers                          341,323       (380,523)      (349,230)         86,607       (208,065)        (124,817)
                                     -----------------------------------------------------------------------------------------------
      Net Increase (Decrease)                 365,384        330,673      2,687,047       2,933,722       (240,767)        (122,168)

 Net Assets Available for Benefits:
      Beginning of Year                     1,637,718      2,698,546      8,103,782       8,505,633      1,818,214          122,168
                                     -----------------------------------------------------------------------------------------------

      End of Year                         $ 2,003,102    $ 3,029,219   $ 10,790,829    $ 11,439,355    $ 1,577,447              $ -
                                     ==============================================================================================
  (Continued on page F-4)

                           Central Maine Power Company
                      Employee Savings and Investment Plan
                               For Union Employees

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1998

                                               Asset                         Asset          Central         PIMCO
                                              Manager        Asset          Manager       Maine Power       Total           MAS
                                              Income        Manager         Growth          Company        Return          Value
                                               Fund          Fund            Fund         Stock Fund     Bond Fund         Fund
Additions:
  Investment Income
     Net Appreciation
       on Fair Market Value                  $ 5,445      $ 35,233          $ (696)       $ 954,407        $ (6,458)    $ (46,654)
     Dividend on Company Stock                     -             -               -          286,681               -             -
     Interest and Dividends                      787             -          395,370               -           28,512       40,778
     Interest on Loans                           165           211            4,525            4,405             598          449
  Contributions
     Participants'                             4,062         8,543          203,581           81,335          21,872       15,712
     Employer's                                    -             -                -          822,977               -            -
  Other                                            -             -                -                -               -            -
                                    ------------------------------------------------------------------------------------------------
       Total Additions                        10,459        43,987          602,780        2,149,805          44,524       10,285
Deductions:
  Benefits Paid to participants                    -             -          (14,029)        (123,217)         (1,577)           -
  Loan Repayments                                800         1,391           37,648           25,557           4,791        3,463
  Loan Withdrawals                            (1,201)       (1,428)         (36,135)         (17,764)           (287)        (640)
  Other                                            -             -             (849)          (3,861)              -            -
                                    ------------------------------------------------------------------------------------------------
     Net Increase Prior to Transfer           10,058        43,950          589,415        2,030,520          47,451       13,108

Interplan Transfers                           (6,467)       (1,292)         (23,444)         (64,976)              -            -
Interfund Transfers                         (296,448)     (909,702)         375,917       (1,029,547)        354,484      219,249
                                    ------------------------------------------------------------------------------------------------
     Net Increase (Decrease)                (292,857)     (867,044)         941,888          935,997         401,935      232,357

Net Assets Available for Benefits:
     Beginning of Year                       292,857       867,044        1,897,778        5,105,564               -            -
                                    ------------------------------------------------------------------------------------------------

     End of Year                            $      -     $       -      $ 2,839,666      $ 6,041,561       $ 401,935    $ 232,357
                                    ================================================================================================
 (Continued on page F-5)
The accompanying notes are an integral part of these financial statements.

                           Central Maine Power Company
                      Employee Savings and Investment Plan
                               For Union Employees

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1998

                                       Neuberger &
                                         Berman                      Invesco      Fidelity      Loans Due
                                         Genesis      Vanguard        Total      Diversified      from
                                         Trust        PRIMCAP        Return    International  Participants      Other        Total
Additions:
  Investment Income
     Net Appreciation
       on Fair Market Value           $ (39,813)    $ 135,955        $ 9,077       $ 8,280       $     -     $     -    $ 5,692,247
     Dividend on Company Stock                -             -              -             -             -      (5,533)       281,148
     Interest and Dividends               8,360        44,491         11,393        12,158             -           -      1,726,003
     Interest on Loans                    1,289         1,239            256           383             -           -         75,514
  Contributions
     Participants'                       41,979        94,926         19,852        30,717             -           -      2,120,665
     Employer's                               -             -              -             -             -           -        822,977
  Other                                       -             -              -             -             -           -          9,580
                                    ------------------------------------------------------------------------------------------------
       Total Additions                   11,815       276,611         40,578        51,538             -      (5,533)    10,728,134
Deductions:
  Benefits Paid to participants          (9,983)            -              -             -       (12,971)          -       (806,834)
  Loan Repayments                        12,201        12,980          2,497         5,985      (526,564)          -              -
  Loan Withdrawals                      (13,511)      (11,344)          (277)         (270)      504,552           -              -
  Other                                       -             -              -             -             -           -        (14,856)
                                    ------------------------------------------------------------------------------------------------
     Net Increase Prior to Transfer         522       278,247         42,798        57,253       (34,983)     (5,533)     9,906,444

Interplan Transfers                           -             -              -             -       (32,693)          -       (373,914)
Interfund Transfers                     539,479       906,733        206,179       268,361             -           -              -
                                    ------------------------------------------------------------------------------------------------
     Net Increase (Decrease)            540,001     1,184,980        248,977       325,614       (67,676)     (5,533)     9,532,530

Net Assets Available for Benefits:
     Beginning of Year                        -             -              -             -     1,132,018      74,717     32,256,039
                                    ------------------------------------------------------------------------------------------------

     End of Year                      $ 540,001   $ 1,184,980      $ 248,977     $ 325,614    $ 1,064,342   $ 69,184   $ 41,788,569
                                    ================================================================================================

The accompanying notes are an integral part of these financial statements.





                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                          Notes to Financial Statements
                                December 31, 1998

1.   Administrative Change

      CMP Group is a holding company organized effective September 1, 1998, which owns all of the common stock of Central Maine Power Company ("the Company") and the former non-utility subsidiaries of the Company. As part of the reorganization, all of the shares of the Company's common stock were converted into an equal number of shares of CMP Group. The Central Maine Power Company Stock Fund ("CMP Co. Stock Fund"), an investment option of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees ("the Plan" or "the Union Plan") shares were converted to an equal number of CMP Group shares as a result of the above.

2.   Description of the Plan

      The Union Plan was adopted by the Board of Directors of the Company on November 15, 1984 and became effective January 1, 1985. Certain pertinent features of the Plan, as amended, are discussed below.

     a.   Eligibility of Participants

          Each employee of the Company who is in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

     b.   Elective Contributions by Participants

          Each participant elects a salary reduction percentage to be contributed by the Company on their behalf. Participants may elect to have the Company contribute from 2% to 16% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

     c.   Matching Contributions by the Company

          The Company contributed to the Plan an amount equal to 60% of the first 5% of the salary reduction plus 50% of the next 2% for a total match of 4% on a 7% salary reduction amount, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1998 these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or $10,000. The Company's matching contribution is made each week, coincidentally with the payroll cycle, during each year and shall be paid in full as of the date the Company files its federal income tax return for that year.

     d.   Vesting

          Participants are 100% vested in their account balances. Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon.

     e.   Investment Options

          All contributions made under the Plan are subject to a master trust that also contains the assets of one other savings and investment plans of the Company and its affiliated companies. At December 31, 1998, the Plan's interest in investments in the master trust was approximately 32%. Effective January 1, 1998, six new funds were added and three funds were eliminated bringing the total number of investment options to thirteen. Contributions are invested by the Trustee, Fidelity Management Trust Company, based upon participant election, in one or more of thirteen funds. Those assets which consist of shares of a registered investment entity are invested directly into a participant account, which is credited periodically to reflect the earnings thereon. Those assets invested in the CMP Co. Stock Fund are commingled with the assets of one additional savings and investment plan of the Company. The earnings related to the CMP Co. Stock Fund are allocated prorata between the two plans based on market value of CMP Group common shares held by each plan. Contributions to all Funds may be invested temporarily in short-term investments prior to the purchase of the primary Fund securities.

          The Funds consist of:

          Retirement   Government  Money  Market  Portfolio  -  An  income  fund
          comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

          Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds.

          Fidelity  Magellan Fund - A fund  comprised  primarily of common stock
          and  securities   convertible   into  common  stock  seeking   capital
          appreciation.

          Spartan U.S. Equity Index Fund - A fund comprised of common stock, which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks. The fund presents a passive approach for investing in a diversified portfolio of common stocks.

     e.   Investment Options (continued)

          Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. Certain fixed income contracts were previously placed under conservatorship and as a result, this fund was closed to new investments effective May 1, 1996. Final distributions from these contracts were received in 1998 and this fund ceased to exist as of January 1, 1999.

          Fidelity Intermediate Bond Fund - A fund that seeks high current income by investing in domestic and foreign investment-grade securities with intermediate maturities and good credit quality. This fund was eliminated as of February 1, 1998. The Kennebec Water Power Company Plan which was merged with the Non-Union Plan on December 31, 1998, will no longer have the Intermediate Bond Fund as an option.

          Asset Manager Income Fund - A fund emphasizing investment in bonds and short-term instruments for income and price stability, but allows some investment in stocks for their potential to grow and keep pace with inflation. This fund was eliminated as of February 1, 1998.

          Asset Manager Fund - A fund allocating its assets among and across domestic and foreign stocks, bonds and short-term instruments of U.S. and foreign issuers, including those in emerging markets. This fund was eliminated as of February 1, 1998.

          Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments.
          However,   it  may  invest  in  may  types  of  domestic  and  foreign securities.

          Central Maine Power Company Stock Fund - A fund comprised of the common shares of CMP Group, the parent company of Central Maine Power Company.

          The following funds have been added and may receive either transfers from other funds or new contributions as of January 1, 1998:

          PIMCO Total Return Bond Fund - This fund is an open-end management investment company consisting of twenty-four separate investment portfolios. Each fund has its own investment objectives and policies.

          MAS Value Fund - This is a no-load mutual fund consisting of twenty-six portfolios. This fund also offers Institutional Class Shares and Investment Class Shares.

e.       Investment Options (continued)

          Neuberger & Berman Genesis Trust - The investment objective of this fund is to seek capital appreciation. This fund invests primarily in common stock of companies with small market capitalizations.

          Vanguard PRIMECAP - This is an open-end diversified investment that seeks to provide long-term growth of capital by investing principally in common stocks.

          Invesco Total Return - This fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

          Fidelity Diversified International - This fund invests primarily in stocks of companies located outside the U.S. that are included in the Morgan Stanley EAFA Index. Seeks stocks that are undervalued compared to industry norms in their countries.

          Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 1%. Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers can be made at any time.

          All Company contributions are initially invested in the CMP Co. Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund. Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Co. Stock Fund.

     f.   Withdrawals and Distributions

          A participant may elect to make a regular withdrawal of up to 100% of the value of their contributions made prior to July 1, 1985, and earnings thereon, (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn) after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.

          Withdrawals with respect to contributions made subsequent to July 1, 1985 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment

f.       Withdrawals and Distributions (continued)

          Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% their account.

          Distributions made from the Funds occur as a result of termination of employment, death, retirement or permanent disability no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

     g.   Participants Loans

          Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. Interest rates on loans outstanding at year end range from 7.25% to 8.00%. The maximum term of the loans is generally five years, with borrowed funds being repaid through payroll deductions.

     h.   Expenses

          All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company.

3.   Summary of Significant Accounting Policies

     a.   Basis of Accounting

          The financial statements of the Plan are prepared under the accrual method of accounting.

     b.   Use of Estimates

          The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

3.   Summary of Significant Accounting Policies

     c.   Risks and Uncertainties

          The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.


     d.   Investment Valuation and Income Recognition

          The Plan's investments are stated at fair value.  Shares of registered
          investment   companies  are  valued  at  quoted  market  prices  which
          represent the net asset value of shares held by the Plan at year end. Participant loans are valued at cost, which approximates fair value.

          Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

4.   Related Party Transactions

     Certain Plan investment options are shares of mutual funds managed by the Trustee and CMP Group common stock. Therefore, these transactions qualify as party-in-interest transactions.

5.   Investments

     The following investments represent 5% or more of the total net assets available for plan benefits at December 31, 1998:

                  Description                                      Amount

     Fidelity Balanced Fund*                                     $ 3,029,219
     Fidelity Magellan Fund*                                     $10,790,829
     Spartan U.S. Equity Index Fund*                             $11,439,355
     Asset Manager Growth Fund*                                   $2,839,666
     Central Maine Power Company Stock Fund*                      $6,341,558

     *Represents a party-in-interest to the Plan.

6.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

7.   Federal Income Taxes

     The Internal Revenue Service has determined and informed the Company sponsor by letter dated February 10, 1995, that the Plan is qualified and the related trust established under the Plan is tax-exempt, under the applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

     Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with
     Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

8.   Differences with Form 5500

     Differences between the information contained in the financial statements and Form 5500 are primarily related to differences in classification. The Form 5500 does not provide the detailed information of balances or earnings related to assets held in the master trust.



                                                  Central Maine Power Company
                                                     Form 11-K - Year 1998
                                                          Schedule I
                                                          Page 2 of 2

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1998

                                                                                                         Market/
                              Name of Issuer                                                            Contract
     Fund                   and Title of Issue                Units (A)             Cost                  Value

Retirement Government Money Market Fund                        8,740,855             $8,740,855           $8,740,855
Fidelity Balanced Fund*                                          581,633              8,254,465            9,515,523
Fidelity Magellan Fund*                                          267,027             22,760,642           32,262,211
Spartan U.S. Equity Index Fund*                                  827,214             20,722,508           36,364,313
Fidelity Intermediate Bond Fund*                                     901                  9,089                9,250
Asset Manager Growth Fund*                                       466,729              8,380,151            8,718,504
PIMCO Total Return Bond Fund                                     181,145              1,945,278            1,909,274
MAS Value Fund                                                    61,088              1,077,349              881,505
Neuberger & Berman Genesis Trust                                 103,152              2,237,878            2,098,118
Vanguard PRIMECAP                                                 83,371              3,532,499            3,973,473
Invesco Total Return                                              31,258                948,037              980,242
Fidelity Diversified International*                               61,647              1,086,880            1,092,380

Fixed Income Contract Portfolio
         Fidelity-Short-term Investment Fund (at par
         value)*
           Contract rate 5.10%                                                        4,901,908            4,901,908

Central Maine Power Company Stock Fund
         CMP Group Shares*                                       824,073             13,251,969           15,557,544
         Fidelity U.S. Government Reserve Pool (at par
         value)*                                                 426,129                426,129              426,129

           Total CMP Stock Fund                                                      13,678,098           15,983,673


           Total Investments All Funds                                               98,275,637          127,431,229

Participant Loans (interest rates range from 7.25% to
8.00%, maturity dates are generally within 5 years.)
                                                                                      2,586,787            2,586,787

           Total                                                                   $100,862,424         $130,018,016


*Parties in interest to the plan.

                        Notes to Schedule I - Investments

A) "Units" except for shares of CMP Group stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.

B) The investments of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees are commingled in a master trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                                Market/Contract
                                                  Cost                Value

Retirement Government Money Market Portfolio     $2,003,102         $2,003,102
Fidelity Balanced Fund*                           2,611,394          3,029,219
Fidelity Magellan Fund*                           7,590,465         10,790,829
Spartan U.S. Equity Index Fund*                   6,560,054         11,439,355
Fixed Income Contract Portfolio                   1,577,447          1,577,447
Asset Manager Growth Fund*                        2,743,926          2,839,666
PIMCO Total Return Fund                             408,736            401,935
MAS Value Fund                                      274,400            232,357
Neuberger & Berman Genesis                          571,628            540,001
Vanguard PRIMECAP                                 1,056,422          1,184,980
Invesco Total Return                                239,894            248,977
Fidelity Diversified International*                 316,664            325,614
Central Maine Power Company Stock Fund*           5,257,750          6,341,558
Loans Due from Participants                       1,064,342          1,064,342


*Parties in interest to the plan.




                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                  Items 27d Schedule of Reportable Transactions
                      For the Year Ended December 31, 1998

                                        No. of                   No. of                   Current
                                        Trans.     Purchase      Trans.     Selling       Cost of          Net
            Description of Asset      Purchased     Price         Sold       Price         Asset       Gain/(Loss)

 Retirement Government Money
   Market Portfolio                       161      $ 1,190,525     138     $ 810,831     $ 810,831    $        -

 Fidelity Magellan Fund*                  167        1,931,578      92     1,338,160     1,080,523         257,637

 Spartan U.S. Equity Index Fund*          176        1,894,385      90     1,078,864       763,600         315,264

 Asset Manager Growth Fund*               125        1,586,802      68       620,773       564,596          56,177

 Central Maine Power Company
   Stock Fund
           CMP Group Common Stock*        185          844,163     157       940,710       778,129         162,581

           Fidelity U.S. Government
             Reserve Pool*                185        1,496,904     157     1,647,787      1,647,787              -

 * Parties in interest to the plan


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statement on Form S-8 (No. 33-44754) of Central Maine Power Company of our report dated June 25, 1999 relating to the financial statements of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees, which appears in this Form 11-K.


PricewaterhouseCoopers LLP

Portland, ME
June 30, 1999

                                           Central Maine Power Company
                                              Form 11-K - Year 1998


                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees
                                                      (Name of Plan)




                                    Michael W. Caron, Comptroller
                                    (Chief Accounting Officer and Duly
                                    Authorized Officer)




                                    CMP Group, Inc.




                                    David E. Marsh, Chief Financial Officer
                                    (Principal Financial Officer and Duly
                                    Authorized Officer)


Date:  June 30, 1999